As filed with the Securities and Exchange Commission on December 18, 2014

Registration No. 333-133002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-92424

Form S-8 Registration Statement No. 333-132932

Form S-8 Registration Statement No. 333-133002

Form S-8 Registration Statement No. 333-44727

Form S-8 Registration Statement No. 333-62735

Form S-8 Registration Statement No. 333-56672

Form S-8 Registration Statement No. 333-83824

Form S-8 Registration Statement No. 333-118254

UNDER

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3540776
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address of principal executive offices, including zip code)

Amgen Inc. Amended and Restated 1993 Equity Incentive Plan (f/k/a the Immunex Corporation 1993 Stock Option Plan)

Amgen Inc. Amended and Restated 1996 Incentive Stock Plan (f/k/a the Abgenix, Inc. 1996 Incentive Stock Plan, as

amended and restated

Amgen Inc. Amended and Restated 1997 Special Non-Officer Equity Incentive Plan (f/k/a Amgen Inc. 1997 Special

Non-Officer Equity Incentive Plan)

Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (f/k/a the Tularik Inc. 1997 Equity Incentive Plan, as amended)

(Full title of the plan)

David J. Scott, Esq.

Senior Vice President, General Counsel

and Secretary

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Amgen Inc. (the “Company”) previously registered shares of the Company’s common stock, $0.0001 par value per share, under the following registration statements (the “Registration Statements”) concerning shares issuable under certain employee benefit and equity plans and agreements. The Company is filing these post-effective amendments to the Registration Statements (“Post-Effective Amendments”) in order to deregister any securities registered and unsold under the Registration Statements and to terminate the Registration Statements. The approximate number of unsold shares is set forth below with respect to each Registration Statement. The shares are being removed from registration and the Registration Statements are being terminated because the plans referenced below have now expired or been terminated and all shares that were issuable under the plans have been issued.

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Number of Shares Originally Registered	Approximate Number of Shares Deregistered
333-92424	7/16/2002	Amgen Inc. Amended and Restated 1993 Equity Incentive Plan (f/k/a the Immunex Corporation 1993 Stock Option Plan)	18,529,954	587,143

333-132932 333-133002	4/3/2006 4/5/2006	Amgen Inc. Amended and Restated 1996 Incentive Stock Plan (f/k/a the Abgenix, Inc. 1996 Incentive Stock Plan, as amended and restated)	960,046	221,743

333-44727 333-62735 333-56672 333-83824	1/22/1998 9/2/1998 3/7/2001 3/6/2002	Amgen Inc. Amended and Restated 1997 Special Non-Officer Equity Incentive Plan (f/k/a Amgen Inc. 1997 Special Non-Officer Equity Incentive Plan)	48,000,000 36,000,000 5,000,000 12,000,000 Total:101,000,000	20,958,378
333-118254	8/16/2004	Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (f/k/a the Tularik Inc. 1997 Equity Incentive Plan, as amended)	4,637,725	813,355

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant, Amgen Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused and authorized the officers whose signatures appear below to sign these Post-Effective Amendments on its behalf by the undersigned, in the City of Thousand Oaks, State of California, on December 18, 2014.

AMGEN INC.

By:	/s/ David J. Scott
David J. Scott
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Robert A. Bradway, David W. Meline and David J. Scott as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments (including these Post-Effective Amendments filed herewith) to the Registration Statements listed herein above, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Bradway Robert A. Bradway	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	December 18, 2014

/s/ David W. Meline David W. Meline	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 18, 2014

/s/ David Baltimore David Baltimore	Director	December 18, 2014

/s/ Frank J. Biondi, Jr. Frank J. Biondi, Jr.	Director	December 18, 2014

/s/ François de Carbonnel François de Carbonnel	Director	December 18, 2014

/s/ Vance D. Coffman Vance D. Coffman	Director	December 18, 2014

/s/ Robert A. Eckert Robert A. Eckert	Director	December 18, 2014

/s/ Greg C. Garland Greg C. Garland	Director	December 18, 2014

/s/ Rebecca M. Henderson Rebecca M. Henderson	Director	December 18, 2014

/s/ Frank C. Herringer Frank C. Herringer	Director	December 18, 2014

/s/ Tyler Jacks Tyler Jacks	Director	December 18, 2014

/s/ Judith C. Pelham Judith C. Pelham	Director	December 18, 2014

/s/ Ronald D. Sugar Ronald D. Sugar	Director	December 18, 2014

/s/ R. Sanders Williams R. Sanders Williams	Director	December 18, 2014

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney (included on signature page)